Exhibit 3.453
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 12/14/2000
001627751 — 3330548
CERTIFICATE OF FORMATION
OF
E LEASING COMPANY, LLC
1.	Name. The name of the limited liability company is E Leasing Company, LLC.

2.	Registered Office and Agent. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

3.	Authorized Person. The name and address of the authorized person is Richard B. Goldstein, Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of E Leasing Company, LLC this 14th day of December, 2000.

/s/ Richard B. Goldstein
Richard B. Goldstein
Authorized Person

CERTIFICATE OF AMENDMENT
OF
E LEASING COMPANY, LLC
  1. The name of the limited liability company is E Leasing Company, LLC.
  2. The Certificate of Formation of the limited liability company is hereby amended as follows:
The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of E Leasing Company, LLC this 15th day of February, 2001.

ALLIED WASTE NORTH AMERICA, INC., a Delaware corporation, Sole Member
By:	/s/ Steven M. Helm
Steven M. Helm
Vice President, Legal

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 02:00 PM 03/01/2001
010104716 — 3330548